Exhibit 99.1

NATURAL HEALTH TRENDS ANNOUNCES FIRST QUARTER REVENUE ESTIMATE

DALLAS, TX, April 15, 2013 -- Natural Health Trends Corp. (OTCQB: NHTC) today provided a preliminary outlook for its first quarter financial results, the period ended March 31, 2013. The Company estimates revenue for the quarter to be $8.7 million. The Company also estimates that its deferred revenue, consisting of unshipped product and unamortized enrollment fees, at March 31, 2013 was $1.1 million, compared to $836,000 at December 31, 2012. In the first quarter of 2012, revenue was $9.1 million, with deferred revenue of $1.3 million at March 31, 2012 and $967,000 at December 31, 2011.

These results are preliminary and have not been reviewed by the Company’s independent accountants. Significant updates and revisions may be required before the release of the Company's first quarter results in May.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance.  Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated.  Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed on March 12, 2013, with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:

Natural Health Trends Corp.

investor.relations@nhtglobal.com

SOURCE:  Natural Health Trends Corp.